Exhibit 99.1

Caribou Biosciences Appoints Sri Ryali as Chief Financial Officer

BERKELEY, Calif., January 2, 2025 (GLOBE NEWSWIRE) -- Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today announced the appointment of Sri Ryali as chief financial officer, effective immediately. Mr. Ryali brings 20 years of finance and commercial experience in the biopharmaceutical industry to his role, and he will be responsible for the strategic leadership of the corporate finance, investor relations, and corporate communications functions. He will report to Rachel Haurwitz, PhD, Caribou’s president and chief executive officer.

“I am excited to welcome Sri to Caribou at the beginning of this pivotal year for our organization as we advance four clinical-stage programs for hematologic malignancies and autoimmune diseases and plan to disclose multiple datasets in 2025,” said Dr. Haurwitz. “Sri’s leadership experience at biopharmaceutical companies across all stages of drug development and commercialization will be valuable as we execute on our plans and prepare for the next steps for our programs.”

Most recently, Mr. Ryali served as the chief financial officer of Codexis, Inc., a publicly traded enzyme engineering company. Previously, he served as chief financial officer of Eiger BioPharmaceuticals, Inc., then a publicly traded, commercial-stage company. Previously at Aimmune Therapeutics, Inc., Mr. Ryali held roles of increasing responsibility, most recently as vice president of finance. Earlier in his career, he worked at Onyx Pharmaceuticals, Inc. and Amgen Inc. in finance-related positions of increasing responsibility. Mr. Ryali earned an MBA from the UCLA Anderson School of Management and a BA from the University of California, Los Angeles, with a double major in economics and microbiology, immunology, and molecular genetics.

“Caribou’s leadership in developing CRISPR genome-edited cell therapies and the current momentum across the pipeline continue to stand out in the biotech landscape,” said Mr. Ryali. “I look forward to working closely with teams across this mission-driven organization as we focus on delivering off-the-shelf CAR-T cell therapies to patients with devastating diseases who need readily available and more broadly accessible treatment options.”

A photo accompanying this announcement is available at https://pr.globenewswire.com/FileDownloader/DownloadFile?source=pnr&fileGuid=8d7c3f3b-b81a-4d70-81b9-76bd2fe84c9f

About Caribou’s novel next-generation CRISPR platform
CRISPR genome editing uses easily designed, modular biological tools to make DNA changes in living cells. There are two basic components of Class 2 CRISPR systems: the nuclease protein that cuts DNA and the RNA molecule(s) that guide the nuclease to generate a site-specific, double-stranded break, leading to an edit at the targeted genomic site. CRISPR systems are capable of editing unintended genomic sites, known as off-target editing, which may lead to harmful effects on cellular function and phenotype. In response to this challenge, Caribou has developed CRISPR hybrid RNA-DNA guides (chRDNAs; pronounced “chardonnays”) that direct substantially more precise genome editing compared to all-RNA guides. Caribou is deploying the power of its Cas12a chRDNA technology to carry out high efficiency multiple edits, including multiplex gene insertions, to develop CRISPR-edited therapies.

About Caribou Biosciences, Inc.
Caribou Biosciences is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. The company’s genome-editing platform, including its Cas12a chRDNA technology, enables superior precision to develop cell therapies that are armored to potentially improve activity against disease. Caribou is advancing a pipeline of off-the-shelf cell therapies from its CAR-T platform as readily available treatments for patients with hematologic malignancies and autoimmune diseases. Follow us @CaribouBio and visit www.cariboubio.com.

Forward-looking statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans, and objectives, and expectations regarding its clinical and preclinical development programs. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks inherent in the development of cell therapy products; uncertainties related to the initiation, cost, timing, progress, and results of Caribou’s current and future research and development programs, preclinical studies, and clinical trials; and the risk that initial, preliminary, or interim clinical trial data will not ultimately be predictive of the safety and efficacy of Caribou’s product candidates or that clinical outcomes may differ as patient enrollment continues and as more patient data becomes available; the risk that preclinical study results observed will not be borne out in human patients or different conclusions or considerations are reached once additional data have been received and fully evaluated; the ability to obtain key regulatory input and approvals; as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc. Contacts:
Investors:
Amy Figueroa, CFA
investor.relations@cariboubio.com

Media:
Peggy Vorwald, PhD
media@cariboubio.com

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